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                                                                    EXHIBIT 99.C

                                                              STOCK OPTION #9623

                            SEATTLE FILMWORKS, INC.

                            STOCK OPTION AGREEMENT
                            ----------------------

     THIS OPTION AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER STATE OR FEDERAL SECURITIES LAWS. THIS OPTION MAY NOT BE TRANSFERRED EXCEPT BY WILL OR UNDER THE LAWS OF DESCENT AND DISTRIBUTION. THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF MAY NOT BE OFFERED OR SOLD, PLEDGED (EXCEPT A PLEDGE PURSUANT TO THE TERMS OF WHICH ANY OFFER OR SALE UPON FORECLOSURE WOULD BE MADE IN A MANNER THAT WOULD NOT VIOLATE THE REGISTRATION PROVISIONS OF FEDERAL OR STATE SECURITIES LAWS) OR OTHERWISE DISTRIBUTED FOR VALUE, NOR MAY THE SHARES OF COMMON STOCK ISSUED UPON EXERCISE HEREOF BE TRANSFERRED ON THE BOOKS OF THE COMPANY, WITHOUT AN OPINION OF COUNSEL, CONCURRED IN BY COUNSEL FOR THE COMPANY, THAT NO VIOLATION OF SAID REGISTRATION PROVISIONS WOULD RESULT THEREFROM.

     THIS AGREEMENT is entered into as of March 6, 1996 (the "Date of Grant" between Seattle FilmWorks, Inc. Corporation, a Washington corporation (the "Corporation"), Gary Christophersen (the "Optionee").

                               WITNESSETH THAT:

     WHEREAS, the corporation has approved and adopted the 1987 Stock Option Plan (the "Plan"), pursuant to which the Board of Directors is authorized to grant to employees of the Corporation and other persons who are involved in the Corporation's business, stock options to purchase common stock, $.01 par value, of the Corporation (the "Common Stock");

     WHEREAS, the Board of Directors authorized the grant to the Optionee of an option to purchase 15,000 shares of Common Stock (the "Option");

     NOW, THEREFORE, the Corporation agrees to offer to the Optionee the option to purchase, upon the terms and conditions set forth herein and in the Plan, 15,000 shares of Common Stock.

     1. Exercise Price. The exercise price for the Option shall be $26.375 per share.

     2.   Vesting Schedule.

          (a)  The option vests and is exercisable as follows:

     25% on the date one (1) year from the Date of Grant, 50% on the date two
(2) years from the Date of Grant, 75% on the date three (3) years from the Date of Grant, and 100% on the date four (4) years from the Date of Grant.

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     Vesting will cease on the Optionee's date of Termination of Employment with the Corporation or in the case of Optionees who are not employees of the Corporation, the date that the Optionee ceases to provide services to or on behalf of the Corporation.

     The vesting schedule for the Option is subject to acceleration in accordance with the provisions of Section 5 (f) of the Plan.

     3. Option Not Transferable. The Option is not transferable except by will or the laws of descent and distribution.

     4. Investment Intent. By accepting this Option, Optionee represents and agrees for himself, and all persons who acquire rights in this Option in accordance with the Plan through Optionee, that none of the shares of Common Stock purchased upon exercise of this option will be distributed in violation of applicable federal and state laws and regulations, and Optionee shall furnish evidence satisfactory to the Corporation (including written and signed representation letter and a consent to be bound by all transfer restrictions imposed by applicable law, legend condition, or otherwise) to that effect, prior to delivery of the purchased shares of Common Stock.

     5. Termination of Option. A vested Option shall terminate, to the extent not previously exercised, upon the occurrence of the first of the following events:

     (i)   five years from the date of grant;

     (ii) the expiration of 95 days from the date of the Optionee's termination of employment with the Corporation (190 days if the Optionee is an officer or director of the Corporation) for any reason other than death or disability, or in the case of Optionees who are not employees of the Corporation, the expiration of 95 days from the date that the Optionee ceases to provide services to or on behalf of the Corporation; or

     (iii) the expiration of one year from (A) the date of death of the Optionee or (B) cessation of employment or provision of services by reason of disability (as defined at Section 105 (d) (4) of the Internal Revenue Code 1986, as amended).

     Other than pursuant to the provisions of Section 5 (f) of the Plan, each unvested Option granted pursuant hereto shall terminate upon the Optionee's termination of employment for any reason whatsoever including death or disability.

     6. Stock. In the case of any stock split, stock dividend or like change in the nature of shares granted by this Agreement, the number of shares and option price shall be proportionately adjusted as set forth in Section 5 (m) of the Plan.

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     7.   Exercise of Option.  Each exercise of this Option shall be by means of a written notice of exercise delivered to the Secretary of the Corporation at its principal executive office in Seattle, Washington, specifying the number of shares of Common Stock to be purchased and accompanied by payment in cash, by certified or cashier's check payable to the order of the Corporation of the aggregate exercise price for the Common Stock to be purchased. In addition, an Optionee may pay for all or any Stock purchased upon the exercise of an Option by delivering to the Corporation shares of Stock previously held by such optionee or, with the permission of the Committee, by having shares withheld from the amount of shares of Stock to be received by the optionee. The shares of Stock received by the Corporation or withheld by the Corporation as payment for shares of Stock purchased shall have a fair market value (as established by the Board of Directors) equal to the aggregate option exercise price (or portion thereof). The Optionee agrees that he will also pay to the Corporation the amount necessary for the Corporation to satisfy its withholding obligation imposed by the Internal Revenue Code of 1986.

     8. Optionee Acknowledgements: Optionee acknowledges that he has read and understands the terms of this Agreement and that:

     (a) The issuance of shares of Common Stock pursuant to the exercise of this Option, and any resale of the shares of Common Stock, may only be effected in compliance with applicable state and federal laws and regulations;

     (b) He/she is not entitled to any rights as a shareholder with respect to any shares of Common Stock issuable hereunder until he/she becomes a shareholder of record;

     (c) The share of Common Stock subject hereto may be adjusted in the event of certain organic changes in the capital structure of the corporation or for any other reason permitted by the plan;

     (d) This Agreement does not constitute an employment agreement nor does it entitle Optionee to any specific employment or to employment for a period of time and that Optionee's continued employment if any, with the Corporation shall be at will and is subject to termination in accordance with the corporation's prevailing policies and any other agreement between Optionee and the Corporation; and

     (e)  This Option shall not be treated as an Incentive Stock Option ("ISO").

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     9.   Professional Advice.  The acceptance and exercise of the Option and the sale of Common Stock issued pursuant to exercise of the Option may have consequences under federal and state tax and securities laws which may vary depending on the individual circumstances of the Optionee. Accordingly, the Optionee acknowledges that he/she has been advised to consult his/her personal legal and tax advisor in connection with this Agreement and his/her dealings with respect to the Option of the Common Stock.

     10. Notices. Any notice required or permitted to be made or given hereunder shall be mailed or delivered personally to the addresses set forth below, or as changed from time to time by written notice to the other:


     Corporation:    Seattle FilmWorks, Inc.
                     1260 16th Avenue, West
                     Seattle, WA   98119

     Optionee:       __________________________
                     __________________________
                     __________________________

     11. Agreement Subject to Plan. This Option and this Agreement evidencing and confirming the same are subject to the terms and conditions set forth in the Plan and in any amendments to the Plan existing nor or in the future, which terms and conditions are incorporated herein by reference. A copy will be made available upon request. Should any conflict exist between the provisions of the Plan and those of this Agreement, those of the Plan shall govern and control. This Agreement comprises the entire understanding between the Corporation and the Optionee with respect to the Option and shall be construed and enforced under the laws of the State of Washington.

     12. Reserved Shares. The Corporation hereby warrants that a sufficient number of shares of its Common Stock have been reserved and are available to satisfy requirements of the Plan.

     Dated as of the 10th day of April 1996.

     Seattle FilmWorks, Inc.

     BY /s/Gary R. Christophersen    /s/ Gary R. Christophersen
        Its President & CEO          OPTIONEE